Exhibit 10.1

OFFER TO PURCHASE REAL ESTATE

LK Property Investments, LLC (“Buyer”) hereby offers to purchase from ISA Real Estate LLC (“Seller”), the real estate commonly known as 6709 Grade Lane, Louisville, Kentucky 40213 and legally described in the attached Exhibit “A”, consisting of approximately four and four tenths (4.4) acres, together with all improvements located thereon and the personal property described in Exhibit “B” (collectively referred to herein as the “Real Estate”), upon the following terms and conditions:

1.                                      Purchase Price and No Financing Contingencies.  The Purchase Price for the Real Estate shall be One Million and 00/100 Dollars ($1,000,000.00).  The Purchase Price shall be paid at Closing in accordance with Section 8.  The Buyer’s obligations hereunder are not subject to or otherwise contingent on its receipt of any loan or any other financing contingency.

2.                                      Title and Title Insurance.

(a)                                 Title, Mortgages and Liens.  Seller represents that it has fee simple title to the Real Estate and agrees to cause all mortgages and other liens and encumbrances on the Real Estate not listed on Exhibit “C” to be satisfied and released of record on or before Closing.

(b)                                 Tenants.  Buyer acknowledges that Jack Cooper Transport Company, Inc. currently occupies a portion of the Real Estate pursuant to the terms of a Lease Agreement dated as of March 26, 2013 and amended as of February 20, 2015 (“Cooper Lease”).  Seller will, upon Closing, assign said lease to Buyer and transfer all deposits in Seller’s possession to Buyer.  Buyer will assume all of Seller’s obligations under said lease.  Buyer further agrees to lease the portion of the Real Estate currently occupied by the Seller to Industrial Services of America, Inc. (“ISA”) pursuant to the form of lease attached hereto as Exhibit “D”.

3.                                      Survey.

(a)                           Survey.  Seller has ordered, at its expense, a survey of the Real Estate prepared in accordance with the minimum standard detail requirements for ALTA/ACSM surveys.  The survey shall include the optional items from the Table A attached hereto as Exhibit “E”.  The survey shall be delivered to Buyer within five business (5) days of the Closing.  Buyer shall have a period of ten (10) days after receipt of the survey to examine survey and give Seller notice of any encroachment or conflict with adjoining tracts or changes in the location of corners or lines, or other conditions of uncertainty as to size, access, location, encroachments or boundaries of the Real Estate or any improvements thereon.

(b)                           Seller’s Obligation to Cure.  Seller shall have a period of thirty (30) days after receipt of Buyer’s notice in which to attempt to remove, satisfy or otherwise cure Buyer’s survey objections.  If Seller does not cure Buyer’s objections within said period, Buyer shall have the option to: (i) elect to extend the time period in which Seller may act to cure such; (ii) waive the objections; or (iii) terminate this Agreement and recover damages from Seller.

If Buyer elects option (i) above, and if, on or before the end of the extension period, Seller is still unable to cure Buyer’s objections, then Buyer may elect either options (i), (ii) or (iii).

4.                                      Due Diligence Investigation.

(a)                                 Building and Improvement Inspection.  Buyer has, at its expense, conducted an inspection of the foundation, walls, roof and building systems of the buildings that are a part of the Real Estate as well as the parking lot.  Based upon the inspection, the following repairs are required at the Real Estate:

		Estimate Range
(i)	North fence replacement	$14,000.00	To	$18,000.00
(ii)	Parking lot repair and resurfacing	$140,000.00	To	$180,000.00
(iii)	Office and warehouse lighting replacement	$25,000.00	To	$25,000.00
(iv)	Roof repairs	$6,000.00	To	$10,000.00
(v)	Overhead and service doors replacements and repairs	$40,000.00	To	$48,000.00
	Total	$225,000.00	To	$281,000.00

Based on the foregoing estimated repair and replacement costs, Buyer has reduced the originally anticipated Purchase Price by Two Hundred Thousand and 00/100 Dollars ($200,000.00) from One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) to One Million and 00/100 Dollars ($1,000,000.00).  Seller shall have no obligation to reimburse Buyer if the repair and replacement costs exceed the Two Hundred Thousand and 00/100 Dollars ($200,000.00) adjustment to the anticipated Purchase Price and Buyer will have no obligation to increase the Purchase Price or otherwise pay Seller any additional funds if the repair and replacement costs are less than the Two Hundred Thousand and 00/100 Dollars ($200,000.00) adjustment.

(b)                                 Environmental Inspection.  Buyer has, at its expense, caused a “Phase I” environmental assessment and any other additional environmental testing and inspection to be performed to determine whether the Real Estate is free and clear from Hazardous Substances, as defined in Section 6(f).  Based upon the result of that assessment and the representations made by the Seller hereunder, Buyer has elected not to conduct any further testing or analysis.

(c)                                  Ownership of Due Diligence Information.  Except for any documents supplied by Seller, Buyer shall be the owner of any and all documents and electronic storage devices, and all data contained therein, developed by or for Buyer in connection with its due diligence investigations.  Seller shall not be entitled to obtain originals, electronic or regular copies of such documents from Buyer or its agents, contractors or professionals that generated such documents and shall, at the request of Buyer, delete, destroy or return any and all electronic or regular copies of any such documents voluntarily provided by Buyer.

5.                                      Conditions Precedent to Buyer’s Obligation.  Buyer’s obligation to purchase the Real Estate shall be conditioned on the following:

(a)                                 Zoning and Development Approvals.  Buyer’s intended use of the Real Estate is for leasing the Real Estate to tenants that will use the Real Estate for maintenance of trucks and other transportation equipment.  The uses will include office, inside storage of materials and equipment and outside storage of materials and equipment and truck and trailer parking.  Buyer’s obligations hereunder shall be subject to the Real Estate being properly zoned for such purposes and the existence of and continued effectiveness following Closing of any necessary permits, approvals, consents, licenses and exceptions (“Authorizations”).

(b)                                 Title Insurance.  Seller, at its expense, shall provide at Closing, an ALTA Owner’s Policy, insuring in Buyer marketable title to the Real Estate as of the date of the Closing in the full amount of the Purchase Price.  The policy shall also (i) insure over the general exceptions customarily contained in such policies; (ii) include an ALTA Zoning Endorsement 3.1; (iii) include an access and entry endorsement; and (iv) include an endorsement confirming the Real Estate is the same real estate shown on the survey.  If the title company is unable to commit to furnish the endorsement described in part (iv) at Closing, Seller shall cause the title company to issue the final policy with all of the endorsements described herein. The Owner’s Policy shall be free of all exceptions, including the standard exceptions, other than exceptions listed on Exhibit “C”.

(c)                                  Representations.  All representations and warranties of Seller are true and correct as of the date of Closing.

(d)                                 Obligations.  Seller’s performance of all of the obligations under this Agreement.

(e)                                  Other Conditions.  All other conditions set forth in this Agreement.

If all of the foregoing conditions are not satisfied on or prior to Closing or the latest date on which Closing may occur in accordance with Section 8, then Buyer may (i) terminate this Agreement; or (ii) waive such unsatisfied conditions and proceed to closing.

6.                                      Representations and Warranties of Seller.  To induce Buyer to make this Offer and to purchase the Real Estate, Seller, by accepting this Offer, does hereby represent and warrant to Buyer the following:

(a)                                 Assessments and Proceedings.  Seller has not received any notice, and has no knowledge without investigation or inquiry, that the Real Estate or any portion or portions thereof is or will be subject to or affected by (1) any special assessments, whether or not presently a lien thereon, or (2) any condemnation, eminent domain, change in grade of public streets, or similar proceeding.

(b)                                 Laws.  With respect to its ownership and use of the Real Estate, to the best of Seller’s knowledge, Seller is not in violation of any federal, state or local legal or regulatory requirement of any kind or nature whatsoever, including, but not limited to, zoning, land use, building, safety or health laws, regulations, ordinances or codes and Seller has not been notified of any alleged violations of such laws or requirements.

(c)                                  Litigation.  To the best of Seller’s knowledge, there are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Real Estate or any portion or portions thereof or relating to or arising out of Seller’s ownership of the Real Estate, pending or threatened in any court or before or by any Federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(d)                                 Leases.  As of the date of Closing, except as contemplated in Section 2, there will be no leases, occupancy agreements or tenants in possession affecting the Real Estate or any portion thereof.

(e)                                  No Violation or Breach.  The acceptance of this Offer and the consummation of the transaction contemplated herein do not constitute a violation or breach by Seller of any provision of any agreement or other instrument to which Seller is a party or to which Seller may be subject, nor result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Seller.

(f)                                   Environmental Matters.  Except as disclosed in any written reports furnished by Seller to Buyer, to Seller’s knowledge, (i) the Real Estate has had no environmental contamination from toxics, pollutants, hazardous substances, hazardous wastes, petroleum based products, chemicals, organic compounds, other detrimental matters, including those specified in this Section, whether in the form of a liquid, solid, or gas (“Hazardous Substance” or “Hazardous Substances”); (ii) there are currently no underground storage tanks on the Real Estate and there has never been any spills or leaks from any underground storage tanks on the Real Estate; (iii) there is not constructed, deposited, stored, released, disposed, placed or located on the Real Estate any material, element, compound solution, mixture, substance or other matter of any kind, including solid, liquid or gaseous material, that (1) is a hazardous substance as defined in the federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the regulations promulgated from time to time thereunder, environmental laws administered by the United States Environmental Protection Agency, the laws or regulations of the Commonwealth of Kentucky, or any other governmental organization or agency, or (2) is a hazardous waste as defined in the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., the regulations promulgated from time to time thereunder, environmental laws administered by the United States Environmental Protection Agency, the laws or regulations of the State of Kentucky, or any other governmental organization or agency, or (3) may cause or contribute to damage to the public health or the environment; (iv) no asbestos or asbestos-containing materials have been installed, used, incorporated into, or disposed of on the Real Estate; (v) no polychlorinated biphenyls (PCBs) are located on or in the Real Estate, in the form of electrical transformers, or any other device or form; (vi) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Real Estate; (vii) the Real Estate is in compliance with all federal, state and local environmental statutes, laws, regulations and ordinances; (viii) no notice has been served on Seller concerning the Real Estate, from any entity, governmental body, or individual claiming any violation of any statute, law, regulation or ordinance, or requiring compliance with any statute, law, regulation or ordinance, or demanding payment or contribution for environmental damage or injury to natural resources; and (ix) by acquiring the Real Estate, Buyer will not incur or be subjected to any “superfund” liability for the clean-up, removal, or remediation of any Hazardous Substance from the Real Estate.

(g)                                  True and Correct at Closing.  The foregoing representations and warranties are true and correct as of Seller’s acceptance of this Offer and, will be true and correct as of the closing date and shall survive Closing for a period of six (6) months.

7.                                      Risk of Loss and Changes to Property.  All risk of loss shall remain in Seller until Closing.  Seller shall not, while this Agreement is in effect, modify, alter, change, commit waste on or take any action that affects the condition of the property or allow the dumping of any material, regardless of whether or not it is hazardous, on the Real Estate.  If the condition of the Real Estate changes between the date of this Agreement and the date of Closing, Buyer may elect (i) to terminate this Agreement or (ii) elect to close and receive from Seller (A) the reasonable costs of removing any material disposed of on the Real Estate and otherwise restoring the Real Estate to its condition as of the date of this Agreement; and (B) any and all insurance proceeds on any improvements on the Real Estate initially payable to Seller pursuant to any policy of property insurance maintained by Seller.  Buyer shall be entitled to perform an additional inspection on or before the Closing to verify the condition of the Real Estate.

8.                                      Closing.  Closing under this Agreement shall be held on a date specified by Buyer after satisfaction of all conditions hereof, but on or before April 30, 2015.  Closing shall be held in Louisville, Kentucky at the office of the title agent providing the Commitment, or at such time and place as the parties shall designate in writing.  At Closing, the parties shall perform the following:

(a)                                 Deed.  Seller shall convey to Buyer good and marketable title to the Real Estate, subject to any exceptions to title accepted by Buyer under Section 2, by general warranty deed in form acceptable to Buyer;

(b)                                 Seller Closing Documents.  Seller shall execute and deliver to Buyer at Closing (i) a Closing Affidavit in a form acceptable to Buyer and sufficient, together with the survey, to support the removal of the standard exceptions from the title insurance policy as contemplated in Section 9(c); (ii) a Bill of Sale conveying title to the personal property described in Exhibit “B” to Buyer; (iii) the Assignment of the Cooper Lease; (iv) Certification of Non-foreign Status; (v) an Authorizing Resolution that grants Seller, and Seller’s authorized agents, full power and authority to execute the documents to be delivered at Closing; (vi) Tenant notice letters; and (vii) a closing statement.  In addition, Seller shall deliver the lease for a portion of the property, as contemplated in Section 2(b) above, executed by ISA.

(c)                                  Buyer Closing Documents.  Buyer shall execute and deliver to Seller at Closing (i) the Assignment of the Cooper Lease; (ii) a closing statement; and (iii) the lease between Buyer and ISA.

(d)                                 Payment.  Buyer shall pay the title agent the Purchase Price by wire transfer; and

(e)                                  Possession.  Subject to the rights of the existing tenant and the Seller as described in Section 2(b), possession shall be delivered to Buyer upon Closing.

If Closing has not occurred prior to May 8, 2015, as a result of an unfilled condition, either party may elect to terminate this Agreement.

9.                                      Closing Costs, Taxes and Rents.

(a)                                 Buyer’s Closing Costs.  Buyer shall pay Buyer’s attorney’s fees, the cost of recording the deed, one half of any title company closing fee and all other costs required to be paid by Buyer hereunder.

(b)                                 Seller’s Closing Costs.  Seller shall pay Seller’s attorney’s fees, any gross income or transfer tax, brokerage commissions, any stamp tax or conveyance fee, one half of any title company closing fee and all other costs required to be paid by Seller hereunder.

(c)                                  Liens and Assessments.  Seller shall pay any accrued but unpaid liens or assessments against the Real Estate in place prior to the date of Closing.

(d)                                 Real Property Taxes.  Real property taxes and rents shall be prorated to the date of Closing.  Buyer may withhold Seller’s share of taxes from the Purchase Price and pay the taxes when due.

10.                               Condemnation.  If, prior to Closing, condemnation proceedings are commenced against any portion of the Real Estate, Buyer may, at its option, terminate this Agreement by written notice to Seller within ten (10) days after Buyer is advised of the commencement of condemnation proceedings, or Buyer may appear and defend in such condemnation proceedings, and any award in condemnation shall, at the Buyer’s election, become the property of Seller and reduce the purchase price by the same amount or shall become the property of Buyer and the purchase price shall not be reduced.

11.                               Termination and Default.

(a)                                 Default by Seller.  In the event Seller defaults in or fails to perform any part of this Agreement, then Buyer may, at its option, declare this Agreement null and void and proceed by action at law for damages or proceed in equity to specifically enforce this Agreement.

(b)                                 Default by Buyer.  In the event Seller has performed all of its obligations under this Agreement, and all of the conditions and contingencies herein have been satisfied, and Buyer fails or refuses to perform its obligations, Seller’s sole remedy will be to declare this Agreement terminated, in which event this Agreement shall be of no further force and effect.

(c)                                  Notice of Default.  Before either party shall be entitled to declare this Agreement in default, it shall give the other party written notice of the claimed default and ten (10) days in which to cure said default.

12.                               Notice.  All notices under this Agreement shall be written, personally delivered or sent by overnight courier, and shall, except as otherwise provided herein, be deemed given on the date mailed:

Notice to the Seller shall be sent to: ISA Real Estate, LLC c/o Industrial Services of America, Inc. 7100 Grade Lane Louisville, Kentucky 40213 Attention: Sean Garber	Notice to Buyer shall be sent to: LK Property Investments, LLC MetalX, LLC 295 S. Commerce Drive Waterloo, IN 46793 Attn: Daniel M. Rifkin
With a copy to: Frost Brown Todd LLC 400 West Market Street, 32nd Floor Louisville, KY 40202-3363 Attn: Carolyn A. Pytynia	With a copy to: Barrett & McNagny LLP 215 E. Berry Street Fort Wayne, IN 46802 Attn: Ronald J. Ehinger

13.                               Assignment. Buyer may assign this Agreement and all of its rights hereunder to any of its affiliates.

14.                               Binding Agreement.  Upon acceptance by Seller, this Offer shall be the agreement of the parties (“Agreement”) and shall be binding upon, and inure to, the benefit of the Seller and Buyer and their respective heirs, executors, administrators, legal representatives, successors and assigns.  Immediately upon acceptance, Seller shall deliver a fully executed copy of this Agreement to Buyer and the date of such delivery shall be deemed the date of this Agreement.  This Agreement shall constitute the sole and entire agreement between the parties hereto, and no modifications hereof shall be binding unless set forth in writing, signed by Seller and Buyer.  Buyer may, without the consent of Seller, assign its rights and delegate its duties hereunder to an affiliated entity.  This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which shall constitute one and the same Agreement.

15.                               Brokerage.  Seller agrees to indemnify and hold the Buyer harmless from any claim for any other real estate brokerage commissions asserted by any broker it or any of its predecessors engaged in connection with the sale of the real estate.

16.                               Construction of Agreement.  This Agreement shall be construed and enforced in accordance with the laws of the State of Kentucky, without regard to its choice of law provision.  Time is of the essence in all provisions of this Agreement.  Captions contained herein are inserted only for the purpose of convenient reference, and in no way define, limit or describe the scope of this Agreement or any part hereof.

17.                               Confidentiality.  Seller hereby agrees to keep this Agreement and all of the terms and conditions contained herein confidential.

18.                               Survival after Closing.  This Agreement includes obligations of Buyer and Seller that are to be performed after the Closing.  This Agreement and the obligations of the parties hereunder shall, accordingly, survive the Closing.

19.                               Expiration of Offer.  Unless extended by Buyer, this Offer shall expire at 5:00 p.m. E.S.T. on April 30, 2015, unless accepted and returned to Buyer prior thereto.  This offer may be withdrawn at any time prior to acceptance of this Offer.

BUYER:	LK PROPERTY INVESTMENTS, LLC

Date: April 30, 2015	By:	/s/ Daniel M. Rifkin
Daniel M. Rifkin, Member

The undersigned, owner of the Real Estate, does hereby agree to sell and convey the above-described Real Estate in accordance with the terms and conditions specified above.

SELLER:	ISA Real Estate LLC

Date: April 30, 2015	By:	/s/ Sean Garber
, Member

EXHIBIT “A”

Legal Description

BEGINNING at a roofing nail in the center line of Grade Road, also known as Grade Lane, at its intersection with the Southerly line Aircraft and Agricultural Implement Workers of America, U.A.W., by Deed dated October 22, 1957, of record in Deed Book 3475, Page 77, in the office of the Clerk of Jefferson County, Kentucky; thence with the center line of Grade Road, South 20 degrees 03 minutes West 311.94 feet and extending back between parallel lines South 85 degrees 54 minutes East to the Easterly line of the tract conveyed to George Shulthise, by Deed of record in Deed Book 896, Page 642, in the office aforesaid, the Northerly line being coincident with the Southerly line of the tract conveyed to Trustees of Local 862, United Automobile Aircraft and Agriculture Implement Workers of America, U.A. W., by Deed aforesaid, and measuring 977.73 feet, the Southerly line measuring 1069.99 feet.

Excepting therefrom so much of the property as sold to Louisville and Jefferson County Metropolitan Sewer District by Commissioner’s Deed dated February 7, 2001 of record in Deed Book 7593, page 138, in the office aforesaid.

BEING, the same property conveyed to ISA Real Estate, LLC, a Kentucky limited liability company by Special Warranty Deed dated September 5, 2008 of record in Deed Book 9283, page 932, in the Office of the Clerk of Jefferson County, Kentucky.

EXHIBIT “B”

Personal Property

EXHIBIT “C”

EXCEPTIONS

1  ANY MINERAL OR MINERAL RIGHTS LEASED, GRANTED OR RETAINED BY CURRENT OR PRIOR OWNERS.

2. TAXES AND ASSESSMENTS FOR THE YEAR 2015 AND SUBSEQUENT YEARS, NOT YET DUE AND PAYABLE.

3. RIGHTS OF TENANTS IN POSSESSION UNDER UNRECORDED LEASES.

4. EASEMENT GRANTED LOUISVILLE GAS AND ELECTRIC DATED JUNE 10, 1936 OF RECORD IN DEED BOOK 1613, PAGE 250, IN THE OFFICE AFORESAID.

5. EASEMENT GRANTED LOUISVILLE AND JEFFERSON COUNTY METROPOLITAN SEWER DISTRICT DATED JANUARY 12, 1994, OF RECORD IN DEED BOOK 6411, PAGE 687, IN THE OFFICE AFORESAID

6. EASEMENT GRANTED LOUISVILLE GAS AND ELECTRIC COMPANY DATED DECEMBER 23, 1998, OF RECORD IN DEED BOOK 7187, PAGE 133, IN THE OFFICE AFORESAID.

7. EASEMENT AS GRANTED TO LOUISVILLE AND JEFFERSON COUNTY METROPOLITAN SEWER DISTRICT IN COMMISSIONER’S DEED DATED FEBRUARY 7, 2001 OF RECORD IN DEED BOOK 7593, PAGE 138, IN THE OFFICE AFORESAID.

8. TERMS AND CONDITIONS OF AGREEMENT OF OIL AND GAS LEASE BETWEEN GEORGE SHULTHISE AND ETTA SCHULTHISE, HIS WIFE AND GENL. HIGHLAND PARK., KY. DATED MAY 25, 1922 OF RECORD IN DEED BOOK 1044, PAGE 400, IN THE OFFICE AFORESAID.

EXHIBIT “D”

LEASE

See Exhibit 10.2

EXHIBIT “E”

TABLE A

OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS

NOTE: The items of Table A must be negotiated between the surveyor and client. It may be necessary for the surveyor to qualify or expand upon the description of these items (e.g., in reference to Item 6(b), there may be a need for an interpretation of a restriction). The surveyor cannot make a certification on the basis of an interpretation or opinion of another party. Notwithstanding Table A Items 5 and 11(b), if an engineering design survey is desired as part of an ALTA/ACSM Land Title Survey, such services should be negotiated under Table A, item 22.

If checked, the following optional items are to be included in the ALTA/ACSM LAND TITLE SURVEY, except as otherwise qualified (see note above):

1.	☒	Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by existing monuments or witnesses.

2.	☒	Address(es) if disclosed in Record Documents, or observed while conducting the survey.

3.	☒	Flood zone classification (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) depicted by scaled map location and graphic plotting only.

4.	☒	Gross land area (and other areas if specified by the client).

5.	☒	Vertical relief with the source of information (e.g. ground survey or aerial map), contour interval, datum, and originating benchmark identified.

6.	☐	(a) Current zoning classification, as provided by the insurer.

	☒	(b) Current zoning classification and building setback requirements, height and floor space area restrictions as set forth in that classification, as provided by the insurer. If none, so state.

7.	☒	(a) Exterior dimensions of all buildings at ground level.

	☐	(b) Square footage of:

☐ (1) exterior footprint of all buildings at ground level.

☐ (2) other areas as specified by the client.

	☒	(c) Measured height of all buildings above grade at a location specified by the client. If no location is specified, the point of measurement shall be identified.

8.	☒

Substantial features observed in the process of conducting the survey (in addition to the improvements and features required under Section 5 above) such as parking lots, billboards, signs, swimming pools, landscaped areas, etc.

9.	☒	Striping, number and type (e.g. handicapped, motorcycle, regular, etc.) of parking spaces in parking areas, lots and structures.

10.	☐	(a) Determination of the relationship and location of certain division or party walls designated by the client with respect to adjoining properties (client to obtain necessary permissions).

	☐	(b) Determination of whether certain walls designated by the client are plumb (client to obtain necessary permissions).

11.		Location of utilities (representative examples of which are listed below) existing on or serving the surveyed property as determined by:

	☐	(a) Observed evidence.

☒

(b) Observed evidence together with evidence from plans obtained from utility companies or provided by client, and markings by utility companies and other appropriate sources (with reference as to the source of information).

☐ Railroad tracks, spurs and sidings;

☐ Manholes, catch basins, valve vaults and other surface indications of subterranean uses;

☐ Wires and cables (including their function, if readily identifiable) crossing the surveyed property, and all poles on or within ten feet of the surveyed property. Without expressing a legal opinion as to the ownership or nature of the potential encroachment, the dimensions of all encroaching utility pole crossmembers or overhangs; and

☐ utility company installations on the surveyed property.

Note - With regard to Table A, item 11(b), source information from plans and markings will be combined with observed evidence of utilities to develop a view of those underground utilities.  However, lacking excavation, the exact location of underground features cannot be accurately, completely and reliably depicted. Where additional or more detailed information is required, the client is advised that excavation may be necessary.

12.	☐	Governmental Agency survey-related requirements as specified by the client, such as for HUD surveys, and surveys for leases on Bureau of Land Management managed lands.

13.	☒	Names of adjoining owners of platted lands according to current public records.

14.	☒	Distance to the nearest intersecting street as specified by the client.

15.	☐

Rectified orthophotography, photogrammetric mapping, laser scanning and other similar products, tools or technologies as the basis for the showing the location of certain features (excluding boundaries) where ground measurements are not otherwise necessary to locate those features to an appropriate and acceptable accuracy relative to a nearby boundary. The surveyor shall (a) discuss the ramifications of such methodologies (e.g. the potential precision and completeness of the data gathered thereby) with the insurer, lender and client prior to the performance of the survey and, (b) place a note on the face of the survey explaining the source, date, precision and other relevant qualifications of any such data.

16.	☐	Observed evidence of current earth moving work, building construction or building additions.

17.	☒	Proposed changes in street right of way lines, if information is available from the controlling jurisdiction. Observed evidence of recent street or sidewalk construction or repairs.

18.	☐	Observed evidence of site use as a solid waste dump, sump or sanitary landfill.

19.	☐	Location of wetland areas as delineated by appropriate authorities.

20.	☐

(a) Locate improvements within any offsite easements or servitudes benefitting the surveyed property that are disclosed in the Record Documents provided to the surveyor and that are observed in the process of conducting the survey (client to obtain necessary permissions).

☐

(b) Monuments placed (or a reference monument or witness to the corner) at all major corners of any offsite easements or servitudes benefitting the surveyed property and disclosed in Record Documents provided to the surveyor (client to obtain necessary permissions).

21.	☐	Professional Liability Insurance policy obtained by the surveyor in the minimum amount of $ to be in effect throughout the contract term. Certificate of Insurance to be furnished upon request.

22.	☐

Adopted by the American Land Title Association on                                              .

American Land Title Association, 1828 L St., N.W., Suite 705, Washington, D.C. 20036.

Adopted by the Board of Directors, National Society of Professional Surveyors on                                             .

National Society of Professional Surveyors, Inc., 6 Montgomery Village Avenue, Suite 403, Gaithersburg, MD 20879